Exhibit 10.1

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (the “Agreement”), dated as of March 9, 2022, is made by and between Vinco Ventures, Inc., a Nevada corporation, with headquarters located at 6 North Main Street, Fairport, NY 14450 (the “Company”), and the investor listed on the signature page attached hereto (the “Holder”), and solely with respect to Section 7(m)(v), Cryptyde, Inc. (“Cryptyde”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the July Note (as defined below).

A. Pursuant to that certain Securities Purchase Agreement (“July SPA”) dated as of July 22, 2021 by and between the Company and the Holder, the Company sold to the Holder a Senior Secured Convertible Note in an aggregate principal amount of $120,000,000, of which an aggregate principal amount of $113,000,000 remains outstanding as of the date hereof (the “July Note”) and warrants representing the right to acquire shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

B. The Company and the Holder desire: (i) to amend certain provisions of the July Note to (a) convert $10,000.00 of the Principal of the July Note at a conversion price of $0.01 into shares of Common Stock, (b) extend the Maturity Date to be July 22, 2023, (c) increase the interest rate from zero percent (0%) to six percent (6.0%), (d) reduce the maximum cap of the Minimum Cash in the Control Account from $100,000,000 to $80,000,000, and (e) require the Company to redeem $33,000,000 of the Principal of the July Note, together with accrued and unpaid Interest and accrued and unpaid Late Charges on such Principal and Interest, on July, 22, 2022, (ii) to extend certain dates relating to the registration of securities and stockholder votes as provided herein, and (iii) to waive any adjustments to convertible securities or options as a result of the Adjusted Conversion Price (as defined below).

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	AMENDMENT OF JULY NOTE AND ISSUANCE OF JULY NOTE SHARES.

(a) Subject to the satisfaction (or waiver) of the conditions set forth in Sections 4 and 5 below, the Company and the Holder hereby agree that: (i) the Company and the Holder shall amend the July Note as set forth in Sections 1(b)-1(f) below and (ii) the Company shall issue and deliver to the Holder 1,000,000 shares of Common Stock upon conversion at the Adjusted Conversion Price (as defined below) of $10,000.00 of the Principal (such shares of Common Stock issuable upon such conversion, the “Note Shares”)).

(b) Adjusted Conversion Price. Pursuant to Section 7(c) of the July Note, the Company hereby agrees to reduce the Conversion Price of the July Note with respect to such $10,000.00 of Principal from $4.00 to $0.01 (the “Adjusted Conversion Price”).

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(c) Maturity Date Extension. The Company and the Holder agree that Section 31(z) is hereby amended and restated as follows (strikethrough indicates deletion; bold underline indicates addition):

““Maturity Date” shall mean July 22, ~~2022~~ 2023; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is sixty (60) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Change of Control Notice is delivered prior to the Maturity Date, provided further that if a Holder elects to convert some or all of this Note pursuant to Section 3 hereof, and the Conversion Amount would be limited pursuant to Section 3(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Note.”

(d) Interest Rate.

The Company and the Holder agree that Section 2 is hereby amended and restated as follows (strikethrough indicates deletion; bold underline indicates addition):

“INTEREST; DEFAULT RATE. Interest on this Note shall commence accruing on March 9, 2022 at a rate of six percent (6.0%) per annum (the “6.0% Interest Rate”) and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears to the record holder of this Note in cash by wire transfer of immediately available funds in accordance with the Holder’s wire instructions on the first Business Day of each Calendar Quarter following March 9, 2022 (each, an “Interest Date”), with the first Interest Date hereunder being April 1, 2022. From and after the occurrence and during the continuance of any Event of Default, Interest shall accrue hereunder at a rate of eighteen percent (18.0%) per annum (the “Default Rate”, together with the 6.0% Interest Rate, each an “Interest Rate”) and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears on the first Business Day of the calendar month immediately succeeding the month during which an Event of Default has occurred or is continuing, as applicable (a “Default Interest Date”). Accrued and unpaid Interest, if any, shall also be payable as part of the Outstanding Amount upon any redemption or conversion hereunder occurring prior to a Default Interest Date. In the event that such Event of Default is subsequently cured or waived in writing by the Holder (and no other Event of Default then exists, including, without limitation, for the Company’s failure to pay such Interest at the Default Rate on the applicable Default Interest Date), the adjustment to the Interest Rate from the 6.0% Interest Rate to the Default Rate shall cease to be effective as of ~~Interest shall cease to accrue hereunder~~ as of the calendar day immediately following the date of such cure or waiver; provided that Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure or waiver of such Event of Default.”

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The Company and the Holder agree that the reference to “Default Rate” in the first paragraph is hereby amended and replaced with “Interest Rate”.

(e) Minimum Cash Control Account. The Company and the Holder agree that the Minimum Cash covenant set forth in Section 13(p) of the July Note and amended and restated in Section 7(o) of that certain Warrant Exercise Agreement, dated as of November 11, 2021, by and among the Company and the Holder (the “November WEA”) is hereby further amended and restated as follows (strikethrough indicates deletion; bold underline indicates addition):

“Minimum Cash. The Company shall at all times maintain on deposit in the Control Account (as defined in the Securities Purchase Agreement) cash in an aggregate amount equal to not less than the sum of (i) $65,000,000, (ii) any proceeds raised by the Company, any Guarantor or any Subsidiary in one or more Subsequent Placement(s), net of reasonable fees and expenses directly incurred in connection therewith (the cash referenced in this clause (ii), the “Subsequent Placement Proceeds”) and (iii) any additional cash at any time raised or otherwise obtained by the Company, any Guarantor or any Subsidiary (the cash referenced in clauses (i), (ii) and (iii), collectively, the “Minimum Cash”); provided, however, that if (A) Stockholder Approval has been obtained, (B) the Principal Market has approved the terms of the Transaction Documents without requiring (1) any cap on the number of shares of Common Stock issuable pursuant to the terms of the Notes or the Warrants, (2) any floor to any price pursuant to which shares are issuable pursuant to the terms of the Notes or upon exercise of the Warrants or (3) any other changes to the terms of the Transaction Documents, (C) all, but not less than all, of the Underlying Securities (as defined in the Securities Purchase Agreement) are registered for resale pursuant to a Registration Statement that names the Holder as a selling shareholder and has been declared effective by the SEC and for which a prospectus has been filed that is available for use by the Holder and (D) at least $15,000,000 of additional proceeds have been deposited into the Control Account pursuant to clauses (ii) or (iii) above (the conditions set forth in clause (A), (B), (C) and (D) are collectively referred to herein as the “Exclusion Conditions”), up to $20,000,000 in the aggregate of Subsequent Placement Proceeds raised after the date of the satisfaction of the Exclusion Conditions may be excluded from the Minimum Cash; provided, further, that, the Minimum Cash is not required at any time to exceed the lesser of (x) ~~$100,000,000~~ $80,000,000 and (y) the Principal outstanding at such time.”

(f) Mandatory Redemption.

The Company and the Holder agree that the following provision is hereby added as Section 11(c) to the July Note:

“$33,000,000 Principal Mandatory Redemption on July 22, 2022. On July 22, 2022 (the “July 2022 Mandatory Redemption Date”), the Company shall pay to the Holder an amount in cash, by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company, representing $33,000,000 of the Principal, accrued and unpaid Interest, if any, and accrued and unpaid Late Charges, if any, on such Principal and Interest (the “July 2022 Mandatory Redemption Price”), without the requirement for any notice or demand or other action by the Holder or any other Person. The Company shall deliver a written notice within three (3) Business Days prior to the July 2022 Mandatory Redemption Date by electronic mail to all, but not less than all, of the holders of the Notes (the “July 2022 Mandatory Redemption Notice”), which shall state the July 2022 Mandatory Redemption Date and the aggregate Outstanding Amount of the Notes which the Company is required to redeem from the Holder and all of the holders of the Other Notes pursuant to this Section 11(c) (and analogous provisions under the Other Notes) on the July 2022 Mandatory Redemption Date.”

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The Company and the Holder agree that Section 11(a) is hereby amended and restated as follows (strikethrough indicates deletion; bold underline indicates addition):

“Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder in cash within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder in cash concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. The Company shall deliver the applicable Company Optional Redemption Price to the Holder on the Company Optional Redemption Date. The Company shall deliver the applicable Lomotif Redemption Price to the Holder on the Lomotif Redemption Date or the Lomotif Mandatory Redemption Date, as applicable. The Company shall deliver the applicable July 2022 Mandatory Redemption Price to the Holder on the July 2022 Mandatory Redemption Date. Notwithstanding anything herein to the contrary, in connection with any redemption hereunder at a time the Holder is entitled to receive a cash payment under any of the other Transaction Documents, at the option of the Holder delivered in writing to the Company, the applicable Redemption Price hereunder shall be increased by the amount of such cash payment owed to the Holder under such other Transaction Document and, upon payment in full or conversion in accordance herewith, shall satisfy the Company’s payment obligation under such other Transaction Document. In the event of a redemption of less than all of the Conversion Amount of this Note, at the option of the Holder, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 18(d)), to the Holder, and in each case the principal amount of this Note or such new Note (as the case may be) shall be increased by an amount equal to the difference between (1) the applicable Redemption Price (as the case may be, and as adjusted pursuant to this Section 11, if applicable) minus (2) the Principal portion of the Conversion Amount submitted for redemption. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.”

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The Company and the Holder agree that Section 31(hh) is hereby amended and restated as follows (bold underline indicates addition):

““Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices, the Company Optional Redemption Notice, the Lomotif Optional Redemption Notice, the Lomotif Mandatory Redemption Notice, and the July 2022 Mandatory Redemption Notice and each of the foregoing, individually, a “Redemption Notice.””

The Company and the Holder agree that Section 31(ii) is hereby amended and restated as follows (strikethrough indicates deletion; bold underline indicates addition):

““Redemption Prices” means, collectively, Event of Default Redemption Prices, the Change of Control Redemption Prices, the Company Optional Redemption Price ~~and~~ the Lomotif Redemption Price and the July 2022 Mandatory Redemption Price, and each of the foregoing, individually, a “Redemption Price.””

2.	CLOSING.

(a) Procedure. At or before the Closing, the Company shall credit to the balance account of the Holder with The Depository Trust Company through its Deposit / Withdrawal at Custodian system (with such DWAC Instructions set forth in column (3) on Schedule I attached hereto), the Note Shares pursuant to Section 3(c) of the July Note.

(b) Closing. The date and time of the closing (the “Closing”) of the transactions specified in Sections 1 and 2(a) above (the “Closing Date”) shall be 9:00 a.m., New York City time, on March 9, 2022, subject to the notification of satisfaction (or waiver) of the conditions to Closing set forth in Sections 4 and 5 hereof. The Closing shall occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022 and may be undertaken remotely by electronic exchange of documentation.

(c) Buy-In. If the Company shall fail for any reason or for no reason to issue to the Holder on the Closing Date the Note Shares by electronic delivery at the applicable balance account at DTC, and if on or after the Closing Date the Holder effects a Buy-In, then the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay the Buy-In Price in cash, at which point the Company’s obligation to deliver such Note Shares shall terminate, or (ii) promptly honor its obligation to electronically deliver to the Holder such unlegended Note Shares as provided above and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the date hereof and ending on the date the Company satisfies its obligations in full pursuant to this Section 2(c).

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3.	REPRESENTATIONS, AGREEMENTS, WARRANTIES AND COVENANTS.

(a) Holder Representations, Warranties and Covenants. The Holder hereby represents and warrants to the Company that:

(i) Authorization; Enforcement; Validity. The Holder has the power and authority to execute and deliver this Agreement and perform its obligations hereunder; and this Agreement and the transactions contemplated hereby have been duly authorized by the Holder. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(ii) No Conflicts. The execution, delivery and performance by the Holder of this Agreement and the consummation by the Holder of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

(b) Company Representations, Warranties and Covenants. The Company hereby represents, warrants, agrees and covenants, as applicable, to and with the Holder that:

(i) Solvency. Neither the Company nor any of its subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have knowledge that its creditors or its subsidiaries’ creditors intend to initiate involuntary bankruptcy proceedings or knowledge of any fact which would reasonably lead a creditor to do so. The Company and its subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby will not be, Insolvent. As used herein, “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

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(ii) Organization and Qualification. Each of the Company and each of its subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform any of its obligations hereunder.

(iii) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue the Note Shares in accordance with the terms of the July Note and hereof. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Note Shares, have been duly authorized by the Company’s Board of Directors and no further filing, consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement has been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(iv) Issuance of Securities. The issuance of the Note Shares is duly authorized and, upon issuance in accordance with the terms of the July Note and hereof, the Note Shares shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges and other encumbrances (collectively “Liens”) with respect to the issue thereof and the Note Shares shall be fully paid and nonassessable with the holder thereof being entitled to all rights accorded to a holder of Common Stock. As of the Closing, a registration statement or registration statements of the Company filed under the 1933 Act registering the resale of the Note Shares by the Holder shall be effective and available for use by the Holder, and the Note Shares shall not bear any restrictive legend and shall be freely tradable without any restrictions or limitations under applicable securities laws, rules and regulations.

(v) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Note Shares) will not (i) result in a violation of the Company’s Certificate of Incorporation or Bylaws or other organizational documents of the Company or any of its subsidiaries, any capital stock of the Company or any of its subsidiaries or the articles of association or bylaws of the Company or any of its subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of Principal Market and including all applicable foreign, federal laws, rules and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected.

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(vi) Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and the Company is unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings contemplated by this Agreement. The Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock in the foreseeable future. The issuance by the Company of the Note Shares shall not have the effect of delisting or suspending the Common Stock from the Principal Market.

(vii) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, the Common Stock or any of the Company’s subsidiaries or any of the Company’s or its subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

(viii) SEC Filings. As of their respective filing dates, the Company’s filings with the SEC under the 1934 Act during the two (2) years prior to the date hereof (the “SEC Documents”), complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company represents that, as of the date hereof, no material event or circumstance has occurred which would be required to be publicly disclosed or announced on a Current Report on Form 8-K, either as of the date hereof or solely with the passage of time by the Company but which has not been so publicly announced or disclosed.

(ix) Disclosure of Transactions and Other Material Information. The Company shall file a current report on Form 8-K (the “8-K Filing”) on or before 8:30 a.m., New York City time, within one (1) business day after this Agreement has been duly executed and delivered, in the form required by the 1934 Act, relating to the transactions contemplated by this Agreement and attaching a form of this Agreement (including, without limitation, all schedules and exhibits to such agreement, if any) as an exhibit to such filing. From and after the filing of the 8-K Filing with the SEC, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, on the one hand, and the Holder or any of its Affiliates, on the other hand, shall terminate and be of no further force or effect. The Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, Affiliates, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent that the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates employees or agents delivers any material, non-public information to the Holder without the Holder’s express prior written consent, the Company hereby covenants and agrees that the Holder’s shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents with respect to, or a duty to the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company. The definition of “Disclosure Restitution Amount” in the July SPA is hereby amended, solely with respect to the Holder, to include any Note Shares.

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(x) Listing. The Company shall promptly secure the listing of all of (i) the Note Shares and (ii) any capital stock of the Company issued or issuable with respect to the Note Shares as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise (the “Listed Securities”) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Listed Securities. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 3(b)(x).

(xi) Reporting Status. Until the date on which the Holder has sold all the Note Shares, the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

(xii) No Integration Actions. None of the Company, any of its Affiliates or any Person acting on behalf of the Company or such Affiliate will sell, offer for sale or solicit offers to buy in respect of any security (as defined in the 1933 Act) that would be integrated with the issuance of the Note Shares in a manner that would require the registration under the 1933 Act of the issuance to the Holder or require shareholder approval under the rules and regulations of the Principal Market, and the Company will take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the 1933 Act or the rules and regulations of the Principal Market with the issuance of the Note Shares contemplated hereby.

(xiii) Outstanding Shares. As of the date hereof, there are 187,052,593 shares of Common Stock issued and outstanding.

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(xiv) Investment Company Status. The Company is not, and upon consummation of the transactions contemplated hereunder will not be, an “investment company,” an affiliate of an “investment company, “ a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(xv) Illegal or Unauthorized Payments; Political Contributions. Neither the Company nor any of its Subsidiaries nor, to the best of the Company’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company or any of its Subsidiaries or any other business entity or enterprise with which the Company or any Subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

(xvi) Money Laundering. The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (x) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (y) any regulations contained in 31 CFR, Subtitle B, Chapter V.

(xvii) Acknowledgement Regarding Holder’s Trading Activity. It is understood and acknowledged by the Company that (i) following the public disclosure of the transactions contemplated by the Transaction Documents, in accordance with the terms thereof, the Holder has not been asked by the Company or any of its Subsidiaries to agree, nor has the Holder agreed with the Company or any of its Subsidiaries, to desist from effecting any transactions in or with respect to (including, without limitation, purchasing or selling, long and/or short) any securities of the Company, or “derivative” securities based on securities issued by the Company or to hold any securities for any specified term; (ii) the Holder, and counterparties in “derivative” transactions to which the Holder is a party, directly or indirectly, presently may have a “short” position in the Common Stock which was established prior to such Holder’s knowledge of the transactions contemplated by this Agreement; (iii) the Holder shall not be deemed to have any affiliation with or control over any arm’s-length counterparty in any “derivative” transaction; and (iv) the Holder may rely on the Company’s obligation to timely deliver shares of Common Stock upon conversion, exercise or exchange, as applicable, of the July Notes as and when required pursuant to the terms thereof for purposes of effecting trading in the Common Stock of the Company. The Company further understands and acknowledges that following the public disclosure of the transactions contemplated by this Agreement pursuant to the 8-K Filing the Holder may engage in hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock) at various times during the period that the July Note or the shares of Common Stock issuable upon conversion thereof are outstanding, including, without limitation, during the periods that the value and/or number of the such shares of Common Stock deliverable thereunder are being determined and such hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock), if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company further understands and acknowledges that, prior to March 3, 2022, the Company had provided no material nonpublic information to the Holder, and the Holder may have engaged in such hedging and/or trading activities prior to such time. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement or any of the documents executed in connection herewith or therewith.

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(xviii) Additional Registration Statements. Until the thirtieth (30th) calendar day after the Closing Date and at any time thereafter while any Registration Statement (as defined in each of the Registration Rights Agreements between the Company and the Holder dated as of February 23, 2021, May 24, 2021, June 4, 2021, July 22, 2021, August 18, 2021, September 1, 2021, November 11, 2021 and December 20, 2021) is not effective or the prospectus contained therein is not available for use or any Current Public Information Failure (as defined in each of the Registration Rights Agreements between the Company and the Holder dated as of February 23, 2021, May 24, 2021, June 4, 2021, July 22, 2021, August 18, 2021, September 1, 2021, November 11, 2021 and December 20, 2021) exists, notwithstanding anything herein to the contrary, the Company shall not file a registration statement or an offering statement under the 1933 Act relating to securities, other than for securities to be sold by the Holder and its Affiliates (other than a registration statement on Form S-8 or such supplements or amendments to registration statements that are outstanding and have been declared effective by the SEC as of the date hereof (solely to the extent necessary to keep such registration statements effective and available and not with respect to any Subsequent Placement (as defined in the July SPA)).

(xix) Additional Issuance of Securities. The Company agrees that for the period commencing on the date hereof and ending on the 30th calendar day after the Closing Date (the “Restricted Period”), neither the Company nor any of its Subsidiaries shall directly or indirectly issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the 1933 Act) or any Convertible Securities (as defined in the July SPA). Notwithstanding the foregoing, this Section 4(b)(xix) shall not apply in respect of the issuance of (i) shares of Common Stock or standard options to purchase Common Stock to directors, officers or employees of the Company in their capacity as such pursuant to an Approved Stock Plan (as defined in the July SPA), provided that (1) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such options) after the date hereof pursuant to this clause (i) do not, in the aggregate, exceed more than 10% of the Common Stock issued and outstanding immediately prior to the date hereof and (2) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects the Holder; (ii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the date hereof, provided that the conversion, exercise or other method of issuance (as the case may be) of any such Convertible Security is made solely pursuant to the conversion, exercise or other method of issuance (as the case may be) provisions of such Convertible Security that were in effect on the date immediately prior to the date of this Agreement, the conversion, exercise or issuance price of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects the Holder; (iii) the Conversion Shares (as defined in the July SPA); (iv) the Warrant Shares (as defined in the July SPA), the August Warrant Shares (as defined in that certain Warrant Exercise Agreement, dated as of August 18, 2021), the September Warrant Shares (as defined in the September WEA), the November Warrant Shares (as defined in the November WEA) and the December Warrant Shares; (v) any Common Stock issued as the result of the dividend in connection with the spin-off of Cryptyde; (vi) preferred shares in connection with the Company’s Second Amended and Restated Articles of Incorporation; provided, that until the number of authorized shares of Common Stock has been increased pursuant to the Authorized Share Increase Stockholder Approval (as defined in the December WEA (as defined below)), the Company shall not (x) allocate or reserve any authorized shares of Common Stock for such preferred shares or (y) reduce the number of shares of Common Stock reserved for issuance; and (vii) any Common Stock, or securities convertible into Common Stock, issued to ZASH Global Media and Entertainment Corporation in connection with the previously announced Agreement and Plan of Merger, dated as of November 5, 2020 (each of the foregoing in clauses (i) through (vii), collectively the “Excluded Securities”). “Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer or director for services provided to the Company in their capacity as such.

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(xx) Removal of Legends. Certificates evidencing any Note Shares shall not be required to contain the legend set forth in Section 6(c) of the July SPA or any other legend (i) while a registration statement (including a Registration Statement) covering the resale of such Note Shares is effective under the 1933 Act, (ii) following any sale of such Note Shares pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (iii) if such Note Shares are eligible to be sold, assigned or transferred under Rule 144 (provided that the Holder provides the Company with reasonable assurances that such Note Shares are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of the Holder’s counsel), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that the Holder provides the Company with an opinion of counsel to the Holder, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Note Shares may be made without registration under the applicable requirements of the 1933 Act or (v) if such legend is not required under applicable requirements of the 1933 Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC). If a legend is not required pursuant to the foregoing, the Company shall no later than two (2) Trading Days (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the date the Holder delivers such legended certificate representing such Note Shares to the Company) following the delivery by the Holder to the Company or the transfer agent (with notice to the Company) of a legended certificate representing such Note Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from the Holder as may be required above in this Section 3(b)(xx), as directed by the Holder, either: (A) provided that the Company’s transfer agent is participating in the DTC Fast Automated Securities Transfer Program, credit the aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (B) if the Company’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the Holder, a certificate representing such Note Shares that is free from all restrictive and other legends, registered in the name of the Holder or its designee. Section 6(e) of the July SPA is hereby amended, solely with respect to the Holder, to include any Note Shares.

(xxi) Registration Statement. As of the Closing Date, the Company’s Registration Statement on Form S-1 (Registration No. 333-260080) (x) shall be effective and available for use by the Holder for the sale of any shares issuable upon the conversion of the July Note, (y) will not contain, as of the Closing Date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (z) will comply in all material respects with the 1933 Act and the applicable rules and regulations of the SEC thereunder.

(xxii) Placement Agent’s and Advisor’s Fees. The Company has not paid or incurred, and will not pay or incur, any brokerage or finder’s fees or commissions other financial advisory fees with respect to the transactions contemplated by the Transaction Documents payable in cash. The Company agrees that it will not pay or incur any brokerage or finder’s fees or commissions other financial advisory fees with respect to any other financing transactions or any amendments or waivers to any existing financing transactions from the date hereof until the later of (x) the first date on which the resale by the Holder of all the Registrable Securities (as defined in each of the Registration Rights Agreements between the Company and the Holder dated as of February 23, 2021, May 24, 2021, June 4, 2021, July 22, 2021, August 18, 2021, September 1, 2021, November 11, 2021 and December 20, 2021) is declared effective by the SEC (and each prospectus contained therein is available for use on such date) and (y) the date the Stockholder Approval (as defined in the December WEA has been obtained.

4.	CONDITIONS TO ComPANY’S OBLIGATIONs hereunder.

The obligations of the Company to the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holder with prior written notice thereof:

(a) The Holder shall have duly executed this Agreement and delivered the same to the Company; and

(b) The representations and warranties of the Holder shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and the Holder shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Holder at or prior to the Closing Date.

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5.	CONDITIONS TO HOLDER’S OBLIGATIONs HEREUNDER.

The obligations of the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Holder’s sole benefit and may be waived by the Holder in respect of itself at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have duly executed this Agreement and delivered the same to the Holder;

(b) The Company’s Registration Statement on Form S-1 (Registration No. 333-260080) shall be effective and available for use by the Holder for the sale of any shares issuable upon the conversion of any portion of the July Note;

(c) The Company shall have obtained the listing of all of the Note Shares on each Eligible Market on which the Common Stock is then listed for trading;

(d) The representations and warranties of the Company under this Agreement shall be true and correct in all respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date;

(e) The Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market;

(f) Counsel for the Company shall have delivered a legal opinion to the Company’s transfer agent instructing the transfer agent to deliver the Note Shares to the Holder’s balance account with The Depository Trust Company through its Deposit / Withdrawal at Custodian system in accordance with the provisions of Section 2(a) hereof, and the Company’s transfer agent shall have delivered the Note Shares to such balance account;

(g) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the transactions contemplated hereby; and

(h) Since the date hereof, no event that could be reasonably expected to cause a Material Adverse Effect shall have occurred.

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6.	TERMINATION.

In the event that the Closing shall not have occurred by on or before five (5) Business Days from the date hereof, other than due to the Holder’s failure to satisfy the conditions set forth in Section 4 hereof, the Holder shall have the option to terminate this Agreement at the close of business on such date without liability of any party to any other party. Upon such termination, the terms hereof shall be null and void.

7.	MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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(e) Entire Agreement; Amendments. This Agreement shall supersede all other prior oral or written agreements among the Holder, the Company, their Affiliates and persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Holder, and any amendment to this Agreement made in conformity with the provisions of this Section 7(e) shall be binding on the Holder and the Company. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) three (3) Business Days after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Vinco Ventures, Inc.

6 North Main Street

Fairport, NY 14450

Telephone: (866) 900-0992

Facsimile: (908) 235-4373

Attention: Chief Executive Officer

E-Mail: Lking@Vincoventures.com

With a copy (for informational purposes only) to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, New Jersey 08830

Telephone: (732) 395-4400

Facsimile: (732) 395-4401

Attention: Joseph Lucosky, Esq.; Adele Hogan, Esq.

E-Mail: jlucosky@lucbro.com; ahogan@lucbro.com

If to the Transfer Agent:

Nevada Agency and Transfer Company

50 W. Liberty Street, Suite 880

Reno, Nevada 89501

Telephone: (775) 322-0626

Facsimile: (775) 322-5623

Attention: Tiffany Baxter

E-Mail: stocktransfer@natco.com

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If to a Buyer, to its address, e-mail address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers, with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Telephone: (212) 756-2000

Facsimile: (212) 593-5955

Attention: Eleazer N. Klein, Esq.

E-mail: eleazer.klein@srz.com

or to such other address, e-mail address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change, provided that Schulte Roth & Zabel LLP shall only be provided copies of notices sent to the lead Buyer. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or e-mail containing the time, date, recipient facsimile number and, with respect to each facsimile transmission, an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the July Note.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. The representations, warranties and covenants of the Company and the Holder contained herein shall survive the Closing and delivery of the Note Shares.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

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(l) Fees and Expenses. The Company shall reimburse the Holder for its reasonable legal fees and expenses actually incurred in connection with the preparation and negotiation of this Agreement and transactions contemplated thereby, by paying any such amount to Schulte Roth & Zabel LLP (the “Holder Counsel Expense”) within two (2) Business Days of receiving the invoice of Schulte Roth & Zabel LLP by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP delivered to the Company on or prior to the Closing. The Holder Counsel Expense shall be paid by the Company whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise set forth above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the transactions contemplated hereby, if any.

(m) Amendment to WEAs and RRAs. The Company or Cryptyde, as applicable, and the Holder agree that (x)1 the date of “April 10, 2022” in Section 7(m) of that certain Warrant Exercise Agreement, dated as of December 20, 2021 by and among the Company and the Holder (the “December WEA”) is hereby amended and restated to be “June 4, 2022 if there are no comments from the SEC or Nasdaq or July 4, 2022 in the event there is a SEC comment process or similar process with Nasdaq,” and (y) (i) the text of “one hundred twenty (120) calendar days after the Closing Date” in Section 7(m) of the November WEA,2 (ii) the date of “April 15, 2022” in section 1(e) of that certain Registration Rights Agreement, dated as of December 20, 2021 by and among the Company and the Holder, (iii) the date of “March 11, 2022” in Section 7(m) of the December WEA), (iv) the date of “April 15, 2022” in Section 7(p)(ii) of the December WEA and (v) the text of “the 10th calendar day following the Closing Date” in Section 1(e) of that certain Registration Rights Agreement, dated as of January 26, 2022 by and among Cryptyde and the Holder are, in each case, hereby amended and restated to be the date of “April 30, 2022”. The Holder hereby agrees that any penalties triggered prior to the date hereof for failure of the Company or Cryptyde, as applicable, to satisfy any of the requirements solely in connection with the filing and effectiveness deadlines set forth in the foregoing sentence, other than any such penalties that have already been paid, are hereby waived.

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(n) Amendment of September Warrants. The Company and the Holder hereby agree that:

a. clause (iv) of the definition of “Excluded Securities” as defined in each Series A September Warrant issued by the Company pursuant to that certain Warrant Exercise Agreement dated as of September 1, 2021 by and among the Company and the Holder (the “September WEA”) is hereby and amended and restated as follows: “; and (iv) the Notes, the shares of Common Stock issuable pursuant to the terms of the Notes, the December Warrants (as defined in that certain Warrant Exercise Agreement, dated as of December 20, 2021, by and between the Company and the Holder), the shares of Common Stock issuable pursuant to the terms of the December Warrants, the November Warrants (as defined in that certain Warrant Exercise Agreement, dated as of November 11, 2021, by and between the Company and the Holder), the shares of Common Stock issuable pursuant to the terms of the November Warrants, the September Series B Warrants and the shares of Common Stock issuable pursuant to the terms of the September Series B Warrants; provided, that the terms of the Notes, December Warrants, November Warrants and September Series B Warrants are not amended, modified or changed after March 9, 2022.”

b. clause (iv) of the definition of “Excluded Securities” as defined in each Series B September Warrant issued by the Company pursuant to the September WEA is hereby and amended and restated as follows: “; and (iv) the Notes, the shares of Common Stock issuable pursuant to the terms of the Notes, the December Warrants (as defined in that certain Warrant Exercise Agreement, dated as of December 20, 2021, by and between the Company and the Holder), the shares of Common Stock issuable pursuant to the terms of the December Warrants, the November Warrants (as defined in that certain Warrant Exercise Agreement, dated as of November 11, 2021, by and between the Company and the Holder), the shares of Common Stock issuable pursuant to the terms of the November Warrants, the September Series A Warrants and the shares of Common Stock issuable pursuant to the terms of the September Series A Warrants; provided, that the terms of the Notes, December Warrants, November Warrants and September Series A Warrants are not amended, modified or changed after March 9, 2022.”

c. this Section 7(n) shall supersede Section 7(n) of the December WEA.

(o) Amendment of November Warrants. The Company and the Holder hereby agree that the following shall be added to the end of the definition of “Excluded Securities” as defined in each November Warrant issued by the Company pursuant to the November WEA: “; and (iii) the Notes, the shares of Common Stock issuable pursuant to the terms of the Notes, the December Warrants (as defined in that certain Warrant Exercise Agreement, dated as of December 20, 2021, by and between the Company and the Holder), the shares of Common Stock issuable pursuant to the terms of the December Warrants, the September Series A Warrants, the shares of Common Stock issuable pursuant to the terms of the September Series A Warrants, the September Series B Warrants and the shares of Common Stock issuable pursuant to the terms of the September Series B Warrants; provided, that the terms of the Notes, December Warrants, September Series A Warrants and September Series B Warrants are not amended, modified or changed after March 9, 2022.”

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(p) Amendment of December Warrants. The Company and the Holder hereby agree that the following shall be added to the end of the definition of “Excluded Securities” as defined in each December Warrant issued by the Company pursuant to the December WEA: “; and (iii) the Notes, the shares of Common Stock issuable pursuant to the terms of the Notes, the November Warrants (as defined in that certain Warrant Exercise Agreement, dated as of November 11, 2021, by and between the Company and the Holder), the shares of Common Stock issuable pursuant to the terms of the November Warrants, the September Series A Warrants, the shares of Common Stock issuable pursuant to the terms of the September Series A Warrants, the September Series B Warrants and the shares of Common Stock issuable pursuant to the terms of the September Series B Warrants; provided, that the terms of the Notes, November Warrants, September Series A Warrants and September Series B Warrants are not amended, modified or changed after March 9, 2022.”

(q) No Price Adjustments to Convertible Securities or Options. The Company hereby agrees that the conversion price or exercise price, as applicable, of all other Convertible Securities and Options shall not be adjusted as a result of the reduction of the Conversion Price of the July Note by the Adjusted Conversion Price.

(r) No Defaults; Title. The Holder hereby affirms: (i) that as of the date hereof, to its knowledge without conducting any investigation or inquiry, the Company has performed, satisfied and complied in all material respects with all of the covenants, agreements and conditions under each of the July Note, July SPA, September WEA, November WEA, December WEA, the Warrants and the Registration Rights Agreements executed in connection therewith, and any and all other documents executed in connection therewith (together, collectively, the “Transaction Documents”) to be performed, satisfied or complied with by the Company; (ii) that as of the date hereof, to its knowledge without conducting any investigation or inquiry, no default or event of default has occurred or is continuing under the Transaction Documents; and (iii) that as of the date hereof, the Holder has not provided any notice of default or event of default with respect to the Transaction Documents or any of the Company’s securities presently owned by the Holder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Holder, the Company and Cryptyde have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

COMPANY:

VINCO VENTURES, INC.

By:
Name:	Philip Jones
Title:	Chief Financial Officer

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the Holder, the Company and Cryptyde have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

Solely with respect to Section 7(m)(v), CRYPTYDE:

CRYPTYDE, INC.

By:
Name:	Brian McFadden
Title:	Chief Executive Officer

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the Holder, the Company and Cryptyde have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

HOLDER:

HUDSON BAY MASTER FUND LTD.

By:
Name:
Title:

[Signature Page to Amendment Agreement]

SCHEDULE I

(1)	(2)	(3)	(4)
Holder	Address and Facsimile Number	DWAC Instructions	Legal Representative’s Address and Facsimile Number

Hudson Bay Master Fund Ltd.